Exhibit 99.1
Final Transcript

Thomson StreetEventsSM
Conference Call Transcript
ACS — Q2 2008 Affiliated Computer Services Earnings Conference Call
Event Date/Time: Jan. 31. 2008 / 4:30PM ET

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Final Transcript
CORPORATE PARTICIPANTS
Jon Puckett
Affiliated Computer Services — VP of Investor Relations
Lynn Blodgett
Affiliated Computer Services — President, CEO
Tom Burlin
Affiliated Computer Services — EVP, Group President — Government Solutions
Kevin Kyser
Affiliated Computer Services — EVP- Finance & Accounting
CONFERENCE CALL PARTICIPANTS
Moshe Katri
Cowen and Company — Analyst
Bryan Keane
Credit Suisse — Analyst
Jim Kissane
Bear Stearns — Analyst
George Price
Stifel Nicolaus — Analyst
Adam Frisch
UBS — Analyst
David Grossman
Thomas Weisel — Analyst
Tien Huang
JPMorgan — Analyst
Abhi Gami
Banc of America Securities — Analyst
PRESENTATION

Operator
Good afternoon. Welcome to the ACS second quarter fiscal 2008 earnings conference call. Today’s call will consist of prepared statements by ACS, followed by a question-and-answer period. All participants will be able to listen only until the question-and-answer session begins. The call is webcast live on the company’s website, and available for replay purposes. If you have any objections, you may disconnect at this time.
I would like to turn the call over to Jon Puckett, Vice-President of Investor Relations. Mr. Puckett, you may begin.

Jon Puckett - Affiliated Computer Services — VP of Investor Relations
Thank you Carol. Good afternoon, and thank you for joining us today to discuss our second quarter fiscal year 2008 results. Today on the call we have Lynn Blodgett, President and Chief Executive Officer, Tim Burlin, Chief Operating Officer, and Kevin Kyser, Chief Financial Officer.
As always, I must caution everyone that any statements on this call, that are not historical facts, may be considered forward-looking statements within the meaning of the federal securities laws. As you know, forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Additional information concerning these factors is contained in the company’s filings with the SEC. Copies are available from the SEC’s website, from the ACS website,

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Final Transcript
or from ACS Investor Relations. We have also provided a presentation on our website that we will refer to during our discussion. We will reference certain non-generally accepted accounting principal financial measures, which we believe provide useful information for investors. We have posted both the presentation and the reconciliation of those measures to generally-accepted accounting principles on the Investor Relations page of our website at www.acs-inc.com. And finally, we disclaim any intention to, and undertake no obligation to update, or revise, any forward-looking statements. I will now turn it over to Lynn Blodgett our Chief Executive Officer, who will provide a summary of the significant events during the quarter.

Lynn Blodgett - Affiliated Computer Services — President, CEO
Thank you Jon, and thanks to everyone on the phone and webcast for joining us today. Before we dive into our results for the quarter, let me review our goals with you.
Please turn to slide number 3. One of my key objectives is to spend more time with our investors and analysts, and to provide a level of transparency that should make your investment decisions easier and more accurate. I believe if we can spend more time with you we will be able to more thoroughly communicate our goals and visions for ACS. The more dialogue we have about our business model and growth opportunities, the more confidence you’ll have that we will delivery consistent, good growth each quarter, and more importantly, over the long term. We define consistent, good growth, as internal revenue growth at or above our industry growth rates of 7% to 9%, and adjusted earnings per share growth a few points ahead of our revenue growth.
In the last quarter, in an effort to provide greater transparency and openness, we have discussed our different lines of business at a more granular level. This granularity should help you better understand our underlying operations and what drives revenue growth and profitability. As another effort to better communicate, we will host our first institutional investor conference on May 15, 2008 in New York City. This will be a great opportunity for us to discuss our strategy, operational excellence, and financial goals for fiscal year 2009, and allow you to have broader access to our operational leaders.
We understand that to build credibility and confidence we have to deliver on our promises. Our business model gives me confidence, that we will achieve our objectives. We have built a business that is in large part insulated from the ups and downs in the economy.
The foundation of our business is long-term contracts that provide us with predictable recurring revenue streams. The services we provide to our clients are mission critical to their day-to-day operations. Many of the markets we serve are counter cyclical and are either shielded against economic downturns, or thrive during them. This is one reason why I am confident in our future success. We intend to deliver on our promises, and over time build your trust and confidence that we are a company that does what we say.
As we spent time together recently, the most consistent questions I heard from you involve the timing of improvement in commercial signings and cash flow. As I indicated, we have moved past many non-operational distractions that have depressed new business signings, and commercial signings would improve steadily throughout fiscal 2008. With regards to cash flow, we indicated the first quarter is seasonally our lowest cash flow quarter, and we have modified our incentive compensation programs to improve the consistency and predictability of our cash flow. Based on our results this quarter, I think you will agree that we did what we said.
Please turn to slide number 4. In addition to spending more time with investors, I have also devoted the vast majority of my time helping to sign new business. I’m happy to report that second quarter signings of approximately $205 million of annual recurring revenue, which is one of the best quarterly signings totals in our history. In the interest of providing some color, and comparable industry signing data, let me share another view on the significance of our second quarter signings. If you combine new business signings along with renewals, which is how the vast majority of our competitors report their results, second quarter total contract value was approximately $1.9 billion. Using this same metric, our year-to-date total contract value was $2.8 billion.
Our trailing 12 month new business signings growth is now in positive territory for the first time since June of 2006. More importantly, this quarter’s strong new business signings were driven by our commercial segment, which delivered it’s best quarterly signings in the last seven quarters at $153 million of annual recurring revenue. With the non-operational distractions gone, we are competing on a level playing field for the first time in about two years and all of our sales teams executed well. I want to commend them for the tremendous job they did this quarter. Signings are the early indicator of internal revenue growth, and these results send a strong statement that internal revenue growth should trend positively as these contracts ramp up over the next 12 months. Remember, that signings are lumpy and can fluctuate from quarter to quarter. I am confident that the signings will show a healthy improvement over the prior year.

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Final Transcript
Second quarter cash flow results were equally impressive. We’ve always believed in the power of incentive compensation, and that it is one of our greatest competitive advantages. Earlier this fiscal year we changed our incentive comp program to help improve our quarterly cash flow results. Clearly incentive compensation works. With free cash flow of $248 million, or 16% of revenue, we posted the second highest level of free cash flow in our history. Our incentive compensation program was not devised for one quarter of good results. Our plan helps insure that we will collect our receivables each quarter.
Second quarter revenue grew by 6%. Internal revenue growth was 5%, which represents a 1 percentage point improvement in internal growth from the prior year quarter.
Adjusted operating income grew 5% over the prior year, and operating margins remain consistent with our expectations. Adjusted EPS grew by approximately 11% over the prior year. I’m proud of these results, but know that we must continue to accelerate growth to meet our goals, and to satisfy our investors.
Please turn to slide number 5. We are continuing to see tangible results from our international growth plan, and we believe that Europe, the Middle East, and Asia will be new areas of growth for us.
Subsequent to the end of the second quarter, we acquired Syan Holdings Limited, a U.K.-based IT services firm that will provide us with a foothold in the U.K. market. Tom will cover this in detail in the operational review.
During the second quarter, we signed a significant new European client in our F&A business. This was one of the deals we mentioned on the last earnings call where we had been down selected. Today we announced that we will provide a ticketing system for the city of Riga, Latvia which continues our European expansion. We continue to pursue additional international growth opportunities that we expect to be able to share with you later this fiscal year.
Consistent with our growth in other areas, our pipeline conditioned to grow during the second quarter. At December 31, our pipeline was approximately $1.9 billion, the highest level in our history. I’m especially pleased that our pipeline continued to expand, even as we had one of our best quarters of new business signings.
During the second quarter, we took several positive steps with regards to corporate governance. Our new independent directors have been very active in their first few months on the board. Within the first few days of being appointed, the new directors endorsed a proposed $1 billion share repurchase program, and authorized us to purchase up to $200 million of the Company’s common stock. We completed the $200 million repurchase program during the quarter, purchasing 4.5 million shares at an average price of approximately $44 per share. We will continue to evaluate the timing of future share repurchases, considering factors such as our cash and debt level, the condition of the debt markets, alternative investment opportunities, and other business trends.
In connection with the Board’s evaluation of the Company’s share repurchase program, our Chairman, Darwin Deason, agreed to amend his voting agreement to cap his vote at 45%, with respect to his currently outstanding shares.
Mr. Deason and the Board agreed to amend his employment agreement and remove certain of his exclusive governance rights, including his rights to appoint certain officers, and recommend directors for election to, or removal from the board. We believe that both of these developments are positive for our shareholders. These actions demonstrate Mr. Deason’s commitment to and shared interest with our shareholders.
We also had positive developments with regards to two outstanding legal investigations. In November 2007, the provincial court of Alberta dismissed all charges against our Canadian subsidiary related to the red light photo enforcement services we provided to Edmonton.
On January 15, 2008, we announced that the Antitrust Division of the U.S. Department of Justice had closed it’s grand jury investigation in the Southern District of New York, regarding possible violations of the Sherman Act, and other statutes in conjunction with our child support payment processing contract. We are pleased to have both these matters behind us, and we are focused on providing the best services to our clients in Canada and in our child support payment processing business.
ACS is a great company, and although we have much to do, I am proud of our organization and the strong results we delivered this quarter. I look forward to further success as we move ahead. Now let me turn it over to Tom Burlin, who will provide an operational overview.
Tom Burlin - Affiliated Computer Services — EVP, Group President — Government Solutions

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Final Transcript
Thanks, Lynn. Please turn to slide seven. During the second quarter, we closed approximately $205 million of annual recurring revenue, which represented approximately $750 million of total contract value. Trailing 12 month annual recurring signings growth improved to approximately 4%. This is significant because this is the first quarter, since the fourth quarter of fiscal 2006, that our trailing 12 month signings have shown positive growth.
For the quarter, the commercial segment represented approximately 74% of total signings and was comprised of new logo wins in ITO and F&A, as well as expanded services with existing clients. Commercial second quarter signings were almost three time the amount that we signed in the prior year quarter. As a result, commercial trailing 12 month signings grew approximately 22%. Government trailing 12 month signings decreased by approximately 24% due to the anniversary of the Indiana eligibility contract that we signed in the second quarter of fiscal year 2007. We believe the decline in government signings is a short term event, and it does not concern me. Signings are lumpy, and only a couple of days into the third quarter, we had already signed more than $50 million of government new business. As you may have seen in the media, Comerica bank was recently selected to serve as a financial agent for the U.S. Department of Treasury program that will provide debit card services to Social Security and Supplemental Security income recipients. Comerica selected ACS to provide card processing and customer support. ACS has a long record of success in serving state government programs through our electronic payment services, and we look forward to our partnership with Comerica and the U.S. Treasury program. In addition, the state of Tennessee recently selected us to take over the TennCare Management Information System. While our contract with TennCare still needs to be negotiated, we are pleased with the confidence they have in our service offerings and expertise in managing a wide portfolio of Medicaid services. I am confident that despite the second quarter decline in Government signings, long term growth will be slightly at or above the industry norm of 7% to 8%.
New business signings by service line were relatively consistent with our overall business mix of about 77% BPO, and 23% IT solutions.
Our renewal rates during the second quarter were lower than our goal, but for the year, we are still near 90%. Recall we said that the mid-90% renewal rates we experienced in 2007 were exceptional, even for ACS. Renewals for the quarter totaled approximately $149 million of annual recurring revenue and total contract value of approximately $1 billion. Of note in the quarter, we renewed our EZPass New York Customer Service Center contract. We are very pleased to continue our long-standing contract with the authorities, and we are proud to touch the lives of millions of New Yorker’s each day.
If you’ll please turn to slide 8. Our new business pipeline remains strong and broad at approximately $1.9 billion of annual recurring revenue at December 31, 2007. This is the largest pipeline we have ever pursued. It’s especially encouraging that our pipeline grew 10% sequentially despite our tremendous signings for the second quarter. By segment, commercial comprised approximately 65% of the pipeline with the remaining 35% in government. By service line, 75% of our pipeline is BPO business and approximately 25% is IT solutions, which is consistent with our overall business mix. In commercial, we are seeing opportunities in IT services, healthcare BPO, service expansions in transactional BPO, and new logo and international opportunities in our HR business.
In government, we’re seeing pipeline strength in our transportation business, including international, our government health care, and federal business.
Let me take a moment to discuss the defensive nature of our business model. Please turn to slide 9. As you probably heard us say, we’re a good company in good times, and we’re a great company in bad times. There are several reasons why we believe this.
First, approximately 85% of our revenue is recurring under long-term multiyear contracts. The recurring nature of our revenue gives us confidence and predictability, regardless of the economic cycle.
Second, we provide non-core mission critical services to our clients. These services may take different forms for each customer and line of business, but at their core, they are services that our clients need to run their business day-in and day-out. In fact, clients often tell us that they cannot run their business without ACS. This is the best testimonial as to why we believe the services are not discretionary and are generally not subject to ups and downs in the economy.
Third, nearly half of our government revenue is federally funded entitlement programs or needs based programs. These include our State Medicaid business, our contract with the Department of Education, child support payment processing business, and our welfare eligibility business. By their nature, these programs are generally in greater demand in difficult economic times, and therefore the services provided under them, are less likely be to reduced in a period budget pressure.

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Final Transcript
Fourth, the second largest portion of our Government revenue mix is self-funded, in that it is supported by user fees or specific revenue streams. Examples of these businesses are tolls, parking, violations processing, and public service collection businesses. Revenue from these businesses generally are not subject to ups and downs in state and local budgets.
Finally, I want to provide you with some data that supports our confidence in our business model. During the last economic down turn from 2000 to 2002, our internal growth rate ticked up about a percentage point. One reason why this trend occurs is because the markets we serve are counter cyclical. As an example, total Medicaid enrollment increased from 3.2% in 2000, to 9.5% in 2002. I hope this gives you a sense of why we believe in our defensive business model.
If you’ll now turn to slide 11. Total revenue growth and internal growth for the commercial segment was 6%. I’m pleased with the progress we have made in the commercial segment which increased internal growth rate year-over-year by two percentage points, and sequentially by three percentage points. Our commercial growth was driven by broad-based growth in our Human Capital Management Services business. Volumes in our healthcare payer, provider, and customer care BPO businesses were strong. We also saw growth in ITO within existing clients and within our systems integration business.
Turning to profitability, on an adjusted basis, year over year operating margins declined approximately 30 basis points primarily due to start-up costs. Sequentially, margins increased by 10 basis points due to the revenue growth previously mentioned but was partially offset by the same start-up costs. We made good progress in the Commercial segment this quarter as we increased our internal revenue growth rates while maintaining relatively stable operating margins.
If you’ll now turn to slide 12. One of our focus areas for fiscal year 2008 is to pursue strategic acquisitions, to fortify and expand our service capabilities. Subsequent to the end of the second quarter, we acquired Syan Holdings Limited. Syan is a U.K.-based provider of a broad range of IT outsourcing services and provides hardware and software procurement services. This acquisition is a significant step in our strategy to expand our offerings in the European market and broaden our global IT capabilities and footprint. There are several examples of potential opportunities at existing ACS clients that we could not pursue, because of our lack of global ITO presence. With Syan, we will be able to compete on a global IT pursuits. Syan’s local offices and two data centers will allow ACS to offer ITO services and procurement capabilities to existing and prospective global ACS clients with U.K. operations.
We acquired Syan for approximately $60 million and it will be reported in the commercial ITO business beginning the third quarter. Syan’s trailing 12 month revenue was approximately $75 million, and its historical operating margins approximate the Commercial segment operating margins. Including acquisition amortization, the margins will initially be below the Commercial segment margins, but we anticipate Syan will be accretive during the first 12 months post acquisition. However, given its size compared to ACS, the accretion will be modest.
The U.K. IT services market is forecast to grow at approximately 7% over the next several years and is fragmented with no single company having more than 10% market share. We believe the combination of Syan and ACS will allow us to gain market share, and consolidate the market.
If you’ll please turn to slide 14. Government segment total revenue grew 5%, with 4% internal growth. Year-over-year revenue growth was driven primarily by the ramp of the eligibility contract we signed last fiscal year, volume growth in our electronic toll business, as we expanded this business domestically, and our child and youth services business, as we saw growth in several states.
Looking sequentially, revenue decreased approximately $6 million primarily due to lower sequential project work in our Fare Collection business. The Fare Collection business is a great business with a very good margin profile. However, Fare Collection has a higher percentage of non-recurring revenue than our corporate average. The timing of projects’ beginning and ending impact our internal revenue growth rates. This was the case this quarter as we had some project work reach completion.
On an adjusted basis, Government operating margins increased approximately 20 basis points on a year-over-year basis and 150 points sequentially. The primary drivers of these increased margins were increased volumes in our Electronic Toll business, increased volumes and improved operational efficiency in our Child and Youth Service business, and improved operational efficiency in our Government healthcare businesses as we deepened our use of activity based compensation.
We remain confident in the sustainability of our government margins over the long term. Once we establish an account we tend to gain incremental margin improvement on volume increases. We are also constantly innovating and improving the efficiency of our operations.

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Final Transcript
In summary, we delivered a strong quarter and I am pleased with the progress we’re making operationally. I look forward to a strong second half of fiscal 2008. Let me now turn it over to Kevin to take you through the financials.

Kevin Kyser - Affiliated Computer Services — EVP- Finance & Accounting
Thanks, Tom. Please turn to slide 16, and I will spend a brief moment on our financial trends. As you can see from this slide we are trending positively in all areas. We grew revenue year-over-year and sequentially. Adjusted operating margins of 11.4% this quarter accelerated sequentially and remain relatively stable year-over-year. Our adjusted operating margins continue to outpace most of our peers. Adjusted EPS of $0.90 this quarter grew both year-over-year, and sequentially.
Please turn to slide 17. On this slide, we have provided reported and adjusted non-GAAP results for the second quarters of fiscal 2007 and 2008. Consistent with the last quarter, we have adjusted our reported results for the stock option investigation and related option repricing, as well for costs related to the potential buyout and divestitures. We believe this better reflects our operating results and mirrors the way management views the business.
Revenue growth for the quarter was consistent with the prior year quarter at 6%. Adjusted operating income was $172 million, and grew 5% year-over-year. Year-over-year adjusted operating margins were essentially stable.
Adjusted pretax profit was $134 million, and grew 7% over the prior year. Interest expense declined from the prior year due to lower balances on our Revolving Credit Facility and lower interest rates on our Term Debt. Other non-operating income declined year over year due to lower income from foreign currency hedges and our deferred compensation investments.
Adjusted non-GAAP EPS of $0.90 grew by 11% year over year due to growth in operating income and the fact that we had a lower effective tax rate in the second quarter of fiscal 2008. During the quarter, our federal income taxes benefited by approximately $4 million because we netted a refund against our tax liability, which resulted in a one-time reduction of interest expense and caused our adjusted effective tax rate to be 32.6%. The impact of our reduced interest expense and the lower tax rate in the second quarter of fiscal 2008 was a benefit to earnings per share of approximately $0.04. We will continue to experience variability in our effective tax rates due to the adoption of FIN-48
Please turn to slide 18. Revenues for the first six months of fiscal 2008 topped $3 billion, representing 7% total growth and 6% internal revenue growth. Adjusted operating income for the same period was $335 million, representing 7% growth over the prior year. Adjusted operating margins were 11.2% for the first six months of fiscal year 2008 compared to 11.1% in the first half of fiscal year 2007. Adjusted diluted earnings per share for the first six months of the fiscal year was $1.67, representing 15% growth over the prior year period.
Now, please turn to slide 19. This was the second best quarter of cash flow in our history. Operating cash flow for the second quarter was $323 million, or 21% of revenue, and free cash flow was $248 million, or 16% of revenue. These results were driven by improved cash collections which are the direct result of implementing a quarterly cash flow metric into our management incentive compensation plans. Our cash flow was strong enough this quarter that free cash flow for the first half of fiscal 2008 was within our historical range of 6% to 8%. Year-to-date free cash flow has increased 52% over the same period, in the prior year.
CapEx and additions to intangibles for the quarter and year-to-date were approximately 5% of revenue, and at the low end of our historical range. Due to the fact that new business signings drive the majority of our CapEx requirements, I anticipate that CapEx and intangibles will increase through the remainder of fiscal 2008.
We also analyze cash flow on an unlevered basis, which excludes certain items that we have highlighted on the bottom of slide 19. Interest paid and cash payments related to the stock option investigation and buyout totaled approximately 4.5% of revenue for the second quarter of fiscal 2008.
I have recapped our major balance sheet categories on slide 20, as well as the most significant fluctuations from September. You can see the impact of our strong cash collections on our balance sheet. On December 31, our cash balance increased despite using cash to complete our $200 million share repurchase program. Additionally, accounts receivable decreased approximately $49 million despite increased revenue. Accrued compensation increased approximately $46 million primarily due to the timing of our payroll cycles. We continue to be comfortable with the $2.4 billion in debt on our balance sheet due to our long term contracts, recurring revenue, and our history of generating strong cash flow. Equity decreased approximately $113 million, due to the share repurchases during the quarter. We believe our balance sheet is well positioned, given the current credit markets and economy.

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Final Transcript
Before we go to Q&A, let me provide you some color on the third quarter. We expect internal revenue growth to increase sequentially by about 1 percentage point in the third quarter. With our strong bookings this quarter, remember that start-up costs will put slight pressure on our operating margins. We expect our third quarter affective tax rate will be approximately 36.5%. And finally, the share repurchase program we completed late in the second quarter has reduced the fully diluted outstanding share count to approximately 97 million shares. I hope this color helps, as you update your models.
In summary, we know we still have much work to do in order to continue to grow, but our second quarter results demonstrated that we did what we said we would do. Our quarterly signings were strong, our cash flow results were outstanding, and we grew revenues, adjusted operating income, and EPS. I am proud of our employees that drove these outstanding results and look forward to continued growth for the remainder of fiscal 2008.
That is all of the prepared comments I have at this time. Let’s open it up for questions. We have several people on the line, so please hold your questions to one per caller. Operator, please begin the Q&A session.
QUESTION AND ANSWER

Operator
Thank you, we will now begin the question and answer question. (OPERATOR INSTRUCTIONS). One moment please for the first question. Our first question comes from Moshe Katri with Cowen and Company. Your line is open.

Moshe Katri - Cowen and Company — Analyst
Thanks. Great quarter, guys, great execution. Can you comment a bit about your pipeline that is up you said sequentially? Obviously you’re win rate has improved. Can you talk a bit about what has changed in terms of your competitive position in the market, then in this respect, can you also comment on, what clients are telling you, in terms of their tendency to spend on BPO like projects? Thanks.

Lynn Blodgett - Affiliated Computer Services — President, CEO
Thanks Moshe. In terms of the change in the market and so on, I don’t think there’s been any real significant change in the overall market. There are some markets, that we all know about that have some pressure, because of some of the financial— the banking situations, so we don’t have much exposure in that market, in fact very little, so there hasn’t been a big change there. I think the biggest change has been that, as we have said before, we were able to get our—these non-operational things behind us, and our salespeople have been able to go out and devote their time, to selling new business, and to getting prospects.
I have always said, this is not an issue of not enough opportunity, it’s an issue of us being better salespeople, and being able to close business, and I think these non-operational distractions held us back, and this was a good indication of what our team can do when we don’t have those things in front of us.
I think in terms of the clients opinions, or feedback about whether or not we can do, they’re willing to spend on BPO, the customers— especially in a time of economic downturn, most of our customers actually are more receptive to the things that we do, because we can save them money. They’re trying to figure out ways to save money, when things are great, they may not be as motivated if we can save them a couple of million dollars, or more than that, but in these times, people care about every penny, and that’s pretty much driving our BPO business.

Moshe Katri - Cowen and Company — Analyst
Can we expect an acceleration sequentially in organic growth in the public sector operation coming out, and looking at Q3? Thanks.

Tom Burlin - Affiliated Computer Services — EVP, Group President — Government Solutions

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Final Transcript
Yes, Moshe. This is Tom. As I said, I think we will continue to expand the growth there, the pipeline is sound in that area. The bookings as I said— while a little bit below what we wanted in the quarter, we are off to a good start in the next quarter, and we have a good back log. So I’m pretty confident that we’ll return to the industry average rates, maybe slightly above that by the end of the year, maybe into the first quarter of next year.

Moshe Katri - Cowen and Company — Analyst
Thanks.

Operator
Bryan Keane from Credit Suisse, your line is open.

Bryan Keane - Credit Suisse — Analyst
Yes, hello. Congratulations on the rebound. As business ramps, are there things you can do Lynn to cut costs besides at the commercial and government sectors, specifically I guess, on each?

Lynn Blodgett - Affiliated Computer Services — President, CEO
Yes, in terms of cutting costs, I think that’s one message that we really want to send to people. We are in the cost cutting business. That’s what we have to do, day in and day out. We’re pressing, literally every day, to increase the use of our incentive compensation program. We’ve made great progress in the government side there. I think we’re up to 65% or so, of the eligible work force, but we’re going to continue to push that, in both of our segments. We have a long ways to go, before we fully utilize incentive compensation.
We also, increased our offshore headcount a couple of thousand heads over the last year, but we have to do better than that. We have to continue to push our organization, and push it to move more work that’s eligible to low cost areas. We’ve also done a lot in the area of procurement, and we’ve negotiated some great contracts, and now what we’re focusing on is getting our organization to utilize those contracts, and realize the savings. So, you know, offshore, incentive comp, utilizing our procurement, watching discretionary spending, and so on, those are all things that we’re sort of fixated on. So that’s what we’re working at.

Bryan Keane - Credit Suisse — Analyst
Yes. And just to follow up on that, Kevin. You talked about, as some of these bigger bookings ramp, there will be slight pressure on margin. Do you think about margin kind of maintaining itself in a range going forward, or how should we model that going forward?

Kevin Kyser - Affiliated Computer Services — EVP- Finance & Accounting
Yes, obviously you have followed us for quite some time, Bryan, and you understand that the start-up costs, really on the commercial side, as we get — typically we get paid up front, but because of accounting rules, we have to delay the recognition of that revenue, and spread it over the term. So that’s really the pressure I’m talking about.
But I would say, there’s— when we say slight pressure, we’re not talking a point, we’re not talking a half a point, it’s something less than that, and I like where our margins are today, with the growth profile that we’re pursuing. And we’re going to manage it, but as Lynn said, we have got renewals that come up. We have discounts we have to give on those renewals, and we are in the business of cutting costs each and every day. And we have to do it in order to continue to drive the EBIT, the absolute EBIT dollars, because that’s what we’re focused on is on the— but we’re focused on the margins, but we’re also focused on just growing up the overall earnings of the company, year-over-year, and quarter over quarter.

Lynn Blodgett - Affiliated Computer Services — President, CEO

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Final Transcript
One of the things, too, Brian, that we’ve tried to communicate is that margins are going to bump around a little bit in the range where they are, and as Kevin tried to put a box around that, so you get a good sense of it, but we’re also going to make decisions, that are going to favor growth. If we have the choice to expand margins, and I’m not talking about crushing margins. I’m saying if we were going to make an effort to materially try to drive them up, versus growing, we would pick making the investment on the growth side, and drive the absolute growth dollars that Kevin talked about.

Kevin Kyser - Affiliated Computer Services — EVP- Finance & Accounting
Again, the comment that I gave in the color was slight, I don’t want you to go away from this call thinking it’s— that margins are just dropping, that is not the case at all.

Jon Puckett - Affiliated Computer Services — VP of Investor Relations
Let’s move to the next question.

Operator
Thank you. The next question is from Jim Kissane, from Bear Stearns, your line open.

Jim Kissane - Bear Stearns — Analyst
Thanks. Great job guys. Not to beat a dead horse, but just did want to follow up on that. Can you give us a sense of the margin profile of the commercial signings in the quarter? And then following up on that, the sustainability of the high teen margins in the state and local business? Thank you.

Kevin Kyser - Affiliated Computer Services — EVP- Finance & Accounting
Sure. The margin profile, Jim, on the commercial business, I didn’t see any major shifts in those. I think we had some nice BPO wins, as well as ITO. Again, it’s the mix of the signings, but I have not seen any pressure on those margins as we have reviewed those deals. Now obviously, when you look at the mix of it, the mix of— this was more of a commercial led bookings quarter, obviously if we get more government bookings in a quarter, we’re going to have— that mix is going to be higher, but just because government business has higher margins, and it doesn’t have the up front losses that the commercial business does.
So I didn’t see— to answer the question, I did not see anything out of the norm on the commercial side of the bookings. As it relates to government margins, we still feel very comfortable with the margin profile, and we continue to maintain kind of— I think it was 17%, type operating margins this quarter, and you know, I don’t see any pressure there as well.

Tom Burlin - Affiliated Computer Services — EVP, Group President — Government Solutions
Jim, I tried to give a little color to that in my prepared comments as well. We have a portfolio of cost improvement that we run through the business every day. In fact, as Lynn said, he spends part of his time in sales, I spend 90% of my time on this very issue of driving more efficient, more effective operations. When we look at our government business, we’ve made great progress on things like, activity based compensation. We’re getting more effective at work, at home, and programs likes that that.
Our business is very competitive, but we continue to innovate. We’re rolling out a completely new MMIS system, that has better value, and we’ll be able to price it accordingly. So I’m very comfortable with the margins we have. As Kevin said, if we have a big booking, and a rollout of a large program or two, in a particular quarter, you’ll see that slight variance, but overall the margins are sustainable over the long term.

Jim Kissane - Bear Stearns — Analyst
Great. Thank you.

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Final Transcript

Operator
George Price, of Stifel Nicolas, your line is open.

George Price - Stifel Nicolaus — Analyst
Thanks very much. First thing, I wonder just the signings trends you mentioned, $50 million in government quarter to date, and just to confirm, that does not yet include Tennessee, correct?

Lynn Blodgett - Affiliated Computer Services — President, CEO
That’s correct.

George Price - Stifel Nicolaus — Analyst
Any comments about commercial, given what we’ve been hearing from some of the outsourcing advisors on the uptick in demand?

Lynn Blodgett - Affiliated Computer Services — President, CEO
I think as we said, with the pipeline growing to $1.9 billion, we’re very optimistic about commercial signings. We do want, as we always say, bookings can be kind of lumpy, and just as happened last quarter, you can have something slip by two days, that makes a big, big difference, but we are absolutely seeing a very good demand in— across the board in our commercial business.

George Price - Stifel Nicolaus — Analyst
Okay. Maybe if the growth in commercial— or in government, was a little bit slower than I expected, a little bit better on the commercial side, but and I know on the government side, you mentioned some fare collection work, that’s nonrecurring, that slipped, but that didn’t seem to equate to too much. Can you give a little more color, maybe as to why government was as low as it was— the internal growth that is?

Tom Burlin - Affiliated Computer Services — EVP, Group President — Government Solutions
Certainly we brought that out because our business, and fare collection businesses is a significant piece that we picked up, and those projects can contribute significantly in a given quarter, and as it turned out this quarter, we had a number of projects that rolled off, and the starts haven’t been there.
The pipeline there, I’m going to keep your confidence, the pipeline there is strong, and we continue to sign work and we are starting new projects, so I expect that will kick back up. We saw some repricing, as we went out on recompetes, and we’ve had very good success, but those recompete’s typically cause us some discount, and that affected us to a certain extent this quarter. But prior experience is that as we innovate and drive our cost efficiencies into those contracts, those— that margin picks up, and we pick up volume from change order work.
So as I look at the total profile, and I look at the bookings, I think that, as I said, you’ll see that swing around pretty quickly, and we’ll be back up into the range of 7% to 8%, as we’ve been predicting, by the time we exit this calendar year, certainly as we go into the next fiscal year.

Lynn Blodgett - Affiliated Computer Services — President, CEO
Yes, George, I think, too, that, want to send the message that we are very focused on the idea of growing both commercial and government, and hitting the market growth in both areas, and delivering on that. And we’re confident you’re going to see that.

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Final Transcript

George Price - Stifel Nicolaus — Analyst
Okay. Last question if I could, maybe a little bit more thoughts on use of cash, thoughts on— when you— how you consider the additional $800 million in the repo, versus paying down debt, and then also sort of related to this, I know Chairman Deason was interested in buying more stock in the company. He yielded to the repurchase. Just any thoughts of where that might stand going forward? Thank you.

Kevin Kyser - Affiliated Computer Services — EVP- Finance & Accounting
Let me take the one on cash obviously we used $200 million of cash during the— kind of the December time frame as we purchased shares. We completed those share repurchases without debt. Then, in addition, as we began the third quarter we used, effectively 70— $60 million for the Syan acquisition, that’s the kind of balance that we have to— that’s the trade-offs we have to go through, day in, day out. Obviously the acquisition pipeline is active today.
You know, George, I think you’ve known us for a while. We are focused on driving shareholder value, and we’re very, very cognizant of that. We have to take that trade off, between share repurchases, and acquisitions, and debt pay down. The stock today, obviously, and we’ve bought stock, our stock at higher levels, than it’s trading today, so it’s very attractive to us. But we are in a credit market that is somewhat tighter than we’ve seen in the past. So we kind of have to balance all of that out, and we’ll just, see where it comes out.
I do want to make a clarification that, the $800 million is not authorized at this point in time. Our Board has provided that was their intent to purchase $1 billion, but the $800 million is not authorized. So we’ve bought up the full authorization that the board that given us to this point.

Lynn Blodgett - Affiliated Computer Services — President, CEO
In terms of your question regarding Mr. Deason, first of all, as far as his specific intentions as to share buyback, or his own share repurchases. I can’t really make any specific comment about it, but I can say this, that his decision, and I think it was real clear when it came to doing the share buyback that we just completed, his interest is in promoting the overall value of all shareholders, and he was willing to let the company buy shares at a favorable price, and essentially go to the sidelines during that time, so that the company could take full advantage of that. I think that is indicative of his entire— his attitude of trying to create shareholder value. He obviously is a major share holder, and his interests are aligned and I think you’re going to continue to see him acting that way.

George Price - Stifel Nicolaus — Analyst
Great, thank you very much.

Lynn Blodgett - Affiliated Computer Services — President, CEO
Yes.

Operator
Adam Frisch, from UBS. Your line is open.

Adam Frisch - UBS — Analyst
Thanks. Lynn and your executive team there, great job.

Lynn Blodgett - Affiliated Computer Services — President, CEO
Thank you very much.

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Final Transcript

Adam Frisch - UBS — Analyst
That was new one for me on this call. Bookings, quick question for you. Obviously a huge catch-up in the quarter from where you’ve been in the last several quarters. Was this kind of a catch-up quarter, and I know you said the pipeline is good, and you’re real happy, and optimistic about it, but should we expect this kind of run rate going forward, or this kind of number going forward in the next couple quarters? Or was this like a one time catch-up, where you ate through some of the stuff that was pending via the LBO, and now you’re going to move on?

Lynn Blodgett - Affiliated Computer Services — President, CEO
Great question. I think in terms of the catch up, there were a couple of deals that probably slipped from Q1 into Q2, but we had deals slip from Q2 to Q3. So I don’t think there was a significant catch-up factor here. I think there was a lot of these deals, we had to work through the entire quarter to get them closed, and we didn’t have kind of a sand bag of bookings that we were able to get in, like, October to make it a walk in the park. So there wasn’t a big catch-up.
I think in terms of bookings, we want to make sure that we set the right expectation. We are bullish about what we’re going to do, and we have to drive bookings. We know that bookings need to be about at this level if we’re going to hit our growth rates, but it will take us a little bit of time there. We’re not ready to say that we’re going to hit this level every quarter, but I also think it’s fair to say that this wasn’t in the situation where we had a huge kind of, one time bubble.

Adam Frisch - UBS — Analyst
Okay. That’s great. And I think, Kevin, you hit the margin question pretty good. It seems like you were able to offset most of the start-up costs, the basic cost cutting and blocking and tackling in the way you normally do?

Kevin Kyser - Affiliated Computer Services — EVP- Finance & Accounting
That’s definitely our hope and our goal. We do it day-in and day-out.

Adam Frisch - UBS — Analyst
Last question here, because most of the guys already asked the good ones. Free cash flow as a percentage of total revenues for the year, we’re still in that same ballpark that you guys have got it to in the past, given the new bookings, all the new bookings and the start-up costs that you’re anticipating?

Kevin Kyser - Affiliated Computer Services — EVP- Finance & Accounting
You know, Adam, I still feel comfortable with it. At this point last year, we weren’t even inside the range, so we’re already in the range. Obviously we’re at the low end of the rage, and we’ll look to— to push that up over the rest of the year. So 6 to 8 still looks good to me.

Adam Frisch - UBS — Analyst
Okay. Thanks. And thanks again for all the added commentary. That was really, really, helpful.

Lynn Blodgett - Affiliated Computer Services — President, CEO
Thanks, Adam.

Operator

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Final Transcript
David Grossman, from Thomas Weisel, your line is open.

David Grossman - Thomas Weisel — Analyst
Great, thank you. Just following up a little bit on the cash flow, Kevin can you help us under stand whether or not— I may have missed the receivables DSO, if you provided it, do you have more room there, or did you get kind of back what you missed in the September quarter? And also, if you can help me understand, the deferred tax number kind of bounces around quite a bit, from year to year. Based on where you are now, do you think that deferred tax is a negative, a positive, or a net neutral as we look at the balance of the year?

Kevin Kyser - Affiliated Computer Services — EVP- Finance & Accounting
Okay. Let me with first talk about AR. I think— I, your question was do we have room to improve the DSOs, definitely. We have some opportunities there, and we’re going to continue to push on that, this quarter. The remainder of this year. So obviously— was some of this quarter, catch-up from last year— last quarter, I believe it was. We took our eye off the ball. We didn’t do a good job, so we caught up.
Now, I will say that this amount of cash flow in this quarter exceeded my expectations. So we’re making progress, we’ll continue to drive down the DSO’s. You know, David, specifically, to the deferred taxes, I couldn’t give you an answer today. Let’s follow up with that offline. I will say for the sixth months, it’s been— it’s been slightly positive, over the prior year. But let’s follow up on that offline, if you don’t mind, to get into that detail.

David Grossman - Thomas Weisel — Analyst
Sure. What was the DSO in the quarter, Kevin? You know, I think it still remained about 80 days. And do you have a target that you’re shooting for?

Kevin Kyser - Affiliated Computer Services — EVP- Finance & Accounting
Again, remember, that 80 days, sometimes it’s unfair to compare that to others, because that 80 days includes unbilled. Just want to make that clear for everyone. So, we will continue to drive that down. Actually if you backed out the unbilled portions, our DSOs would be down in the 50 to 60 day range. So if you— if we used the 80 as kind of the basis, we need to get that, with unbilled and everything, we need to get that into the lower 70’s.

Lynn Blodgett - Affiliated Computer Services — President, CEO
Hey, David, I’ll tell you what my target is, 31 days. We’ve got a little ways to go.

David Grossman - Thomas Weisel — Analyst
Okay, great. Thank you.

Operator
And Tien Huang from JPMorgan. Your line is open.

Tien Huang - JPMorgan — Analyst
Thanks. And well done on the signings as well. First on pricing, the renewals, recompetes, is that being driven by new competitors, or is it the same cast of characters that is drive something of the pricing that you’ve talked about earlier?

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Final Transcript

Lynn Blodgett - Affiliated Computer Services — President, CEO
You know, we don’t really see— we see kind of the same people. Now and then, we’ll see a firm, an Indian firm that is new into the fray, but pretty much our competition is the same people. You know, IBM, Accenture, EDS, CSC in the BPO space it tends to be some more regional players, and that has not changed a great deal. So, kind of the same.

Tien Huang - JPMorgan — Analyst
Okay. Kevin, I think on prior calls I think you’ve mentioned that the quarterly progression of EPS throughout the year should look like the past. Does this still apply? I ask, because it looks like 3Q has historically been flat to down the last couple of years sequentially.

Kevin Kyser - Affiliated Computer Services — EVP- Finance & Accounting
Well, obviously if you’re looking at $0.90, I think that’s— if you’re using $0.90 for Q2, I think that trend would definitely follow. So I think you could— there’s some seasonality from Q2 to Q3 that you see our EPS go down a point or two, so I think that’s reasonable to assume.

Tien Huang - JPMorgan — Analyst
Okay. Very good. Thank you.

Operator
And the last question comes from Abhi Gami, from Banc of America. Your line is open.

Abhi Gami - Banc of America Securities — Analyst
Thanks a lot, and thanks also for the increased transparency. It feels like it’s 2002 again. My questions are on mix, within your IT solutions group, can you talk a little about the mix of infrastructure versus systems integration work, and how those kind of subgroups are trending?

Lynn Blodgett - Affiliated Computer Services — President, CEO
Yes, absolutely. The systems integration, because of— we acquired Syan, which is of course a systems integration— or Systech, excuse me, Systech is a systems integrator, and that is in our IT business, and so you’re going to see that business itself as adding a little more in that area, but the infrastructure, the base infrastructure deal, data center outsourcing, to a lesser extent desktop, and so on, and managed services. Those are very strong, and we’re seeing a lot of good opportunities in the IT space right now.

Tom Burlin - Affiliated Computer Services — EVP, Group President — Government Solutions
Our systems integration business showed some pretty healthy growth this past quarter, and has an improving pipeline, so I’m looking for that to be a strength.

Abhi Gami - Banc of America Securities — Analyst
Do you feel like you have a complete set of solutions in those areas? You’ve reentered some of those areas a little bit more recently, or are those areas you’re looking to plug holes, or add additional capabilities?

Lynn Blodgett - Affiliated Computer Services — President, CEO

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Final Transcript
I think as far as applications development, there are a lot of things that could be done in the IT space, under the umbrella of application development, and we don’t intend to become kind of a turn key app— or a systems integration company that does custom development work for people.
So that is an area that if you were looking at every opportunity out there, that would be a hole. But it’s a hole that we’re not going to do a lot to fill. Now that isn’t the same as— we’re focusing on mid market SAP, with Systech, so that’s a good area. I think as far as the areas we’re trying to fill now, it has more to do with global footprint, and Syan is a good example of how we’re trying to deal with that.

Tom Burlin - Affiliated Computer Services — EVP, Group President — Government Solutions
And also using our systems integration as a means to— transitioning to a post operation would be an ideal situation we’d like to be in with our clients.

Abhi Gami - Banc of America Securities — Analyst
All right. Thanks very much.

Kevin Kyser - Affiliated Computer Services — EVP- Finance & Accounting
Okay. Thank you. I want to thank everyone for joining us today for our second quarter conference call. Jon and I will be around for the balance of the evening, so please call us. I’d be glad to follow up with you for any questions. Again, thanks for joining us.

Lynn Blodgett - Affiliated Computer Services — President, CEO
Thank you very much.

Operator
This concludes the ACS conference call. You may disconnect at this time. Thank you.

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